EXHIBIT 10.163

A S S I G N M E N T  A G R E E M E N T

Bank of America Plaza
Charlotte, North Carolina

THIS AGREEMENT (this “Agreement”) is made as of the 11th day of September, 2006, by and between BRE/TZ ACQUISITIONS L.L.C., a Delaware limited liability company (“Assignor”), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S

A.            Trizec Holdings, LLC, a Delaware limited liability company (“Seller”) is the owner of the “Property” (as hereinafter defined).

B.            Seller is wholly-owned, indirectly through one or more subsidiary entities, by Trizec Holdings Operating LLC (“Trizec Operating Company”).

C.            The Trizec Operating Company is a party to that certain agreement (the “Merger Agreement”) captioned “AGREEMENT AND PLAN OF MERGER AND ARRANGEMENT AGREEMENT”, dated as of June 5, 2006, among Trizec Properties, Inc., Trizec Operating Company, Trizec Canada Inc., Grace Holdings LLC, Grace Acquisition Corporation, Grace OP LLC and 4162862 Canada Limited, which provides for certain transactions (collectively, the “Merger”) more particularly described therein.

D.            Assignor intends to enter into a purchase and sale agreement (the “Purchase Agreement”) with Seller providing for the sale by Seller to Assignor of the “Property” (as defined in the Purchase Agreement).

E.             The Property consists principally of certain land, leasehold interest and improvements commonly known as Bank of America Plaza, located in the City of Charlotte, State of North Carolina.

F.             Assignor and Purchaser desire to assign the Purchase Agreement to Purchaser upon and subject to the terms and conditions hereinafter set forth.

IN VIEW OF THE FOREGOING FACTS, and in consideration of the respective undertakings of the parties hereto, it is hereby agreed as follows:

A G R E E M E N T

ARTICLE I - CERTAIN DEFINITIONS

Section 1.1             Incorporation from Purchase Agreement.  The following terms shall have the meanings specified for the same in the Purchase Agreement:  “Additional Deposit”, “Escrow Agent”, “Escrow Deposit”, “Initial Deposit” and “Title Company”.

Section 1.2             Other Terms.

“Acquisition Closing” means the “Closing” as defined in the Purchase Agreement.

“Acquisition Closing Date” means the “Closing Date” as defined in the Purchase Agreement.

“Acquisition Survival Period” means the “Survival Period” as defined in the Purchase Agreement.

“Additional Assignment Deposit” means Seven Million Dollars ($7,000,000).

“Affiliate” of a person or entity (or words of similar import, whether or not capitalized) includes any corporation, partnership, limited liability company, trust or other person or entity controlling, controlled by or under common control with such person or entity.  For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies, whether through the ownership of voting securities or by contract or otherwise.

“Aggregate Price” means One Hundred Ninety Seven Million Dollars ($197,000,000).

“Due Diligence Period” means the period beginning as of the date of this Agreement and ending at 7:00 p.m. (Eastern time) on September 19, 2006.

“Initial Assignment Deposit” means Two Million Dollars ($2,000,000).

“Purchaser’s Designated Closing Date” means October 19, 2006.

ARTICLE II- ASSIGNMENT

Section 2.1             Assignment of Purchase Agreement.  Upon and subject to the conditions hereinafter provided, Assignor shall assign and Purchaser shall assume the interest of the “Buyer” under the Purchase Agreement (including any interest of Buyer in the Escrow Deposit).  Assignor shall use commercially reasonable efforts to enter into the Purchase Agreement in accordance with the “Purchase Agreement Requirements” (as hereinafter defined).  Purchaser understands that Assignor may have an obligation to enter into the Purchase Agreement in connection with the Merger and that despite Assignor’s commercially reasonable efforts, the Purchase Agreement may not satisfy the Purchase Agreement Requirements.

2.1.1       Purchase Agreement Requirements. As used herein, the “Purchase Agreement Requirements” means that the Purchase Agreement shall be substantially in the form of Exhibit “A” (the “Purchase Agreement Exhibit”) with no deviations that are material and adverse to the “Buyer” under the Purchase Agreement unless they are approved or deemed approved by Purchaser under this Section 2.1.

2.1.2       Assignor Substitute Certificates. Notwithstanding the foregoing, if a term of the Purchase Agreement differs from a term set forth in the Purchase Agreement Exhibit in a manner that is material and adverse to the “Buyer” under the Purchase Agreement, then Assignor shall have the right, but not the obligation, to provide Purchaser with a written certificate (an “Assignor Substitute Certificate”) pursuant to which Assignor provides the term from the Purchase Agreement Exhibit, and, if Assignor elects to do so, the term shall be deemed to be included in the Purchase Agreement for purposes of this Section 2.1. Assignor shall have the right to provide such an Assignor Substitute Certificate only if the applicable term is susceptible of being provided by a party other than Seller (for example, a third party cannot resolve a difference in the closing date from that set forth in the Purchase Agreement Exhibit).  For purposes of greater clarity and by way of example, if the Purchase Agreement does not contain a representation and warranty set forth in the Purchase Agreement Exhibit, Assignor shall have the right to deliver an Assignor Substitute Certificate to Purchaser pursuant to which Assignor provides such representation and warranty, in which event the Purchase Agreement shall be deemed to include the representation and warranty for purposes of this Section 2.1.  Any Assignor Substitute Certificate provided by Assignor pursuant hereto shall be subject to the same limitation on survival, materiality threshold and maximum liability amount as set forth in the Purchase Agreement (with Assignor treated as the “Seller” for purposes thereof), reduced by any other claims made against Seller or Assignor under the Purchase Agreement or any Assignor Substitute Certificate.

2.1.3       Delivery of Purchase Agreement.  Assignor shall deliver a true and complete copy of the Purchase Agreement (except that the purchase price shall be redacted) to Purchaser promptly following the execution and delivery thereof by Seller and Assignor.  The date that Purchaser receives (or is deemed to have received) the Purchase Agreement (together with a blacklined draft showing the changes from the Purchase Agreement Exhibit) is referred to herein as the “Purchase Agreement Delivery Date.”  If the Purchase Agreement (or any draft submitted by Assignor to Purchaser (together with a blacklined draft showing the changes from the Purchase Agreement Exhibit or the then most recent draft submitted to Purchaser), taking into account any Assignor Substitute Certificate provided by Assignor as provided above, does not comply with the Purchase Agreement Requirements, then Purchaser may deliver written notice to Assignor within three (3) business days of the Purchase Agreement Delivery Date (or the date of delivery of such draft, as applicable), which notice shall identify with specificity any term or condition that differs from the Purchase Agreement in a manner that is material and adverse to the “Buyer” under the Purchase Agreement.  If Purchaser fails to deliver such an objection notice within such three (3) business day period, then Purchaser shall be deemed to have approved the Purchase Agreement (or draft, as applicable) and agreed that it satisfies the Purchase Agreement Requirements.

2.1.4       Leasing Costs.  Purchaser acknowledges that “Tenant Inducement Costs” and “Leasing Commissions” (as such terms are defined in the Purchase Agreement Exhibit) may be allocated under the Purchase Agreement in the same manner they would have been allocated thereunder if the date of the Purchase Agreement were the date of this Agreement; and, accordingly, any update of the “Leasing Cost Exhibit” (as defined in the Purchase Agreement Exhibit) to effectuate such result shall not be considered material and adverse to the “Buyer” under the Purchase Agreement and therefore will be in accordance with the Purchase Agreement Requirements.

2.1.5       Purchase Agreement Termination Right.  If as of the date that is five (5) business days prior to the Assignment Closing Date, Assignor and Seller have not entered into the Purchase Agreement in accordance with the Purchase Agreement Requirements, then each of Assignor and Purchaser shall have the right to terminate this Agreement by delivering written notice of termination to the other party; provided, however, that (1) such termination notice must be delivered prior to the date that the Purchase Agreement meeting the Purchase Agreement Requirements is executed by Seller and Assignor and delivered to Purchaser, and (2) in no event shall the foregoing in any way limit Assignor’s obligation to use commercially reasonable efforts to enter into the Purchase Agreement in accordance with the Purchase Agreement Requirements.  In the event this Agreement is terminated pursuant to the preceding sentence, the “Assignment Deposit” (as hereinafter defined) shall be returned to Purchaser.

Section 2.2             Consideration for Assignment.  In consideration of the assignment described above, Purchaser shall pay to Assignor an amount (the “Assignment and Deposit Consideration”) equal to: (A) the sum of (i) the Escrow Deposit on the “Assignment Closing Date” (as hereinafter defined) and (ii) the amount (the “Assignment Consideration”) by which the Aggregate Price exceeds the “Purchase Price” under the Purchase Agreement (it being understood that in no event shall the Purchase Price exceed the Aggregate Price), less (B) the “BofA Credit”.  As used herein, the “BofA Credit” means the sum of (X) One Million Three Hundred Thousand Dollars ($1,300,000) less any amounts paid (or reimbursed to Tenant) by Seller through the Closing Date in connection with the work to be done under Sections 10.6(b)(1) and 10.6(b)(2) of the “BofA Lease” (as defined below), and (Y) an amount to be determined and approved by each of Assignor and Purchaser on or prior to the expiration of the Due Diligence Period for the work to be performed under Section 10.6(a) of the BofA Lease, less any amounts paid by Seller in connection with such work through the Closing Date.  The Assignment and Deposit Consideration shall be paid as follows:

2.2.1       Assignment Deposit.  Within two (2) business days after the full execution and delivery of this Agreement, Purchaser shall deliver to the Escrow Agent the Initial Assignment Deposit.  If this Agreement is not terminated under Section 3.4, then within two (2) business days after the Due Diligence Period, Purchaser shall deposit with the Escrow Agent the Additional Assignment Deposit.  If such Additional Assignment Deposit is not delivered within such period, then Assignor may terminate this Agreement, in which event the Initial Assignment Deposit and all interest thereon shall be immediately delivered to Assignor as liquidated damages in accordance with Section 2.3.2.  As used herein, the sum of the Initial Assignment Deposit and the Additional Assignment Deposit together with all interest and other income accruing thereon and all proceeds thereof is herein collectively called the “Assignment Deposit”.

2.2.2       Assignment Closing Payment.  By no later than 11:00 a.m. (Eastern Time) on the Assignment Closing Date, Purchaser shall deliver to the Escrow Agent pursuant to the “Assignment Closing Procedure Letter” (as hereinafter defined), the amount (the “Assignment Closing Payment”) by which the Assignment and Deposit Consideration exceeds the then amount of the Assignment Deposit.  The Assignment and Deposit Consideration shall be paid to Assignor on the Assignment Closing Date.  In the event that the Assignment Deposit exceeds the Assignment and Deposit Consideration, the amount of such excess (the “Refund”) shall be paid to Purchaser at the “Assignment Closing” (as hereinafter defined).  The Assignment Deposit, the Assignment Closing Payment (if any) and the Refund (if any) shall be paid by wire transfer of immediately available funds.

Section 2.3             Maintenance and Disposition of Assignment Deposit.  The amounts deposited hereunder shall be held by Escrow Agent as a deposit against the Assignment and Deposit Consideration in accordance with the terms and provisions of this Agreement.  At all times that the

Assignment Deposit is being held by Escrow Agent, the Assignment Deposit shall be invested by Escrow Agent in the following investments (“Approved Investments”):  (i) United States Treasury obligations, (ii) United States Treasury-backed repurchase agreements issued by a major money center banking institution reasonably acceptable to Assignor and Purchaser, (iii) any money market fund or other short-term investment option offered by Escrow Agent as may be reasonably agreed to by Assignor and Purchaser, or (iv) such other manner as may be reasonably agreed to by Assignor and Purchaser.  The Assignment Deposit shall be disposed of by Escrow Agent only as provided in this Agreement.

2.3.1       Disposition of Assignment Deposit if Assignment Consummated.  In the event the assignment of the Purchase Agreement to Purchaser hereunder is consummated, then the Assignment Deposit shall constitute a part of and be applied against the Assignment and Deposit Consideration.

2.3.2       Disposition of Assignment Deposit if Assignment is Not Consummated.  In the event the assignment of the Purchase Agreement to Purchaser hereunder is not consummated, then the Assignment Deposit shall either be returned to Purchaser or be paid to Assignor as liquidated damages in accordance with the provisions hereinafter set out.

(1)           Default by Purchaser.  In the event the assignment of the Purchase Agreement to Purchaser hereunder is not consummated by reason of the material default by Purchaser under this Agreement (all conditions to Purchaser’s obligation to consummate the assignment hereunder having been satisfied or waived in all material respects), then in such event Assignor shall be entitled to terminate this Agreement and recover the Assignment Deposit as full compensation and liquidated damages for such default.  The parties recognize that it is extremely difficult and impracticable to ascertain the extent of detriment to Assignor caused by the breach by Purchaser under this Agreement and the failure of the consummation of the transaction contemplated by this Agreement or the amount of compensation Assignor should receive as a result of Purchaser’s breach or default, and that the Assignment Deposit represents the parties’ best current estimate of such detriment.  In the event the sale of the Property shall not be consummated on account of Purchaser’s default, then the retention of the Assignment Deposit shall be Assignor’s sole and exclusive remedy under this Agreement by reason of such default subject to the provisions of this Agreement (including this Section 2.3.2) that expressly survive a termination of this Agreement.  In such event, Assignor shall be entitled to obtain the Assignment Deposit from the Escrow Agent.

(2)           Default by Assignor.  If the assignment of the Purchase Agreement to Purchaser is not consummated by reason of Assignor’s material default under this Agreement or the failure of satisfaction of the conditions benefiting Purchaser under Section 5.1 or the termination of this Agreement in accordance with Section 2.1.5, 3.4 or 5.3, then the Assignment Deposit shall be returned to Purchaser (except, if applicable, the $100 payment required under Section 3.4), and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the assignment of the Purchase Agreement to Purchaser is not consummated by reason of Assignor’s default, then Purchaser shall be entitled as its sole and exclusive remedy to either (1) specifically enforce this Agreement, but specific performance must be commenced within sixty (60) days after the most recently scheduled Assignment Closing Date or (2) terminate this Agreement and obtain a return of the Assignment Deposit, but no other action, for damages or otherwise shall be permitted.

Section 2.4             Actions To Be Taken Under Purchase Agreement.

2.4.1       Notices, Waivers and Approvals.  Between the date of the Purchase Agreement and the end of the Due Diligence Period or the earlier termination of this Agreement, Assignor shall not execute and deliver any written notice, waiver or approval under (or amendment to) the Purchase Agreement without giving at least two (2) business days’ prior written notice to Purchaser.  If this Agreement shall not have theretofore terminated, then between the end of the Due Diligence Period and the earlier of the termination of this Agreement and the Assignment Closing Date, Assignor shall not execute and deliver any written notice, waiver or approval under (or amendment to) the Purchase Agreement without the prior written consent of Purchaser (which will not be unreasonably withheld); provided, however, that Purchaser’s consent will be deemed automatically to have been given if it fails to object to the same within two (2) business days (but not later than the Acquisition Closing) after written notice from Assignor.  Notwithstanding the foregoing, Assignor shall not be required to obtain Purchaser’s consent with respect to (1) the delivery of the notice by “Buyer” under Section 5 of the Purchase Agreement with respect to the designation of the “Closing Date” under the Purchase Agreement, (2) any notice, waiver or approval under (or amendment to) the Purchase Agreement that is not material and adverse to Purchaser (and without limitation on the foregoing, does not accelerate the Closing Date to a date before the Purchaser’s Designated Closing Date or increase the “Purchase Price” under the Purchase Agreement so that it exceeds the Aggregate Price), or (3) a waiver of Section 4.8 (“Merger”) of the Purchase Agreement.  Assignor shall promptly deliver to Purchaser copies of any notices or other documents received by Assignor under the Purchase Agreement.  The parties shall use reasonable efforts to cooperate in order to meet the time deadlines for consents by the “Buyer” under the Purchase Agreement.

2.4.2       Escrow Deposit.  Assignor shall deliver the Escrow Deposit under the Purchase Agreement as and when required under the Purchase Agreement.  The Escrow Deposit is to be applied and disposed of as provided in the Purchase Agreement.

2.4.3       Acquisition Closing Obligations.  Purchaser shall timely perform the obligations of “Buyer” required to be performed on the Acquisition Closing Date (or by or after the third business day prior thereto) under the Purchase Agreement, including the delivery of funds and the execution and delivery of documents (which delivery shall be accomplished in accordance with Section 6.1.1 and the Assignment Closing Procedure Letter).  Notwithstanding that Purchaser shall be depositing with the Escrow Agent the funds and documents required to be delivered by the “Buyer” pursuant to the Purchase Agreement, Assignor may also elect to deposit such funds and documents with the Escrow Agent so that Assignor will be in a position to close the transaction contemplated in the Purchase Agreement in the event that Purchaser fails to timely perform its obligations contained in this Agreement (without limitation on Assignor’s rights and remedies by reason of Purchaser’s default).  Assignor may make the election set forth in the preceding sentence without obtaining the prior consent of Purchaser and in no event shall such election waive or otherwise limit the obligations of Purchaser hereunder.

ARTICLE III- DUE DILIGENCE

Section 3.1             Due Diligence.

3.1.1       Subject to the terms of the “Access Agreement” (as defined below), Assignor shall make available to Purchaser all information pertaining to the Property obtained by Assignor pursuant to the Purchase Agreement and shall use diligent efforts to cause Purchaser to have the same access to the Property and all the information of Seller relating to the Property as Assignor is entitled to pursuant to the Purchase Agreement, excluding, however, any information that is privileged, confidential or proprietary to either Seller or Assignor or any of their respective Affiliates.

3.1.2       Purchaser has advised Assignor that in order for Purchaser to consummate the assignment of the Purchase Agreement and the acquisition of the Property, Purchaser must cause to be prepared up to three (3) years of audited financial statements in respect of the Property in compliance with the policies of Purchaser and certain laws and regulations, including, without limitation, Securities and Exchange Commission Regulation S-X.  Assignor agrees to: (a) prior to the Acquisition Closing Date, use commercially reasonable efforts to cooperate with Purchaser to cause Seller to cooperate with Purchaser’s auditors pursuant to the terms of Section 4.2.2 of the Purchase Agreement in the preparation of such audited financial statements; and (b) if Assignor acquires the Property, to perform the same obligations under Section 4.2.2 of the Purchase Agreement as if Assignor were Seller (it being understood and agreed that the foregoing covenants under clauses (a) and (b) shall survive the Assignment Closing for a period of one (1) year).  Notwithstanding the foregoing, (x) in no event shall Assignor have any obligation to institute legal proceedings or to expend any monies in connection with its obligations under this Section 3.1.2, (y) Purchaser shall reimburse Assignor for Assignor’s out-of-pocket costs in connection with this Section 3.1.2, and (z) in no event shall Assignor be obligated to provide or make available any Excluded Materials (as defined in the Purchase Agreement).

Section 3.2             Confidentiality.  Reference is made to (a) the Access Agreement, and (b) that certain letter agreement (“Confidentiality Agreement”) dated July 25, 2006, pertaining to the confidentiality of information, executed by Purchaser, a copy of which is attached hereto as Exhibit B, which is incorporated herein by this reference as if herein set forth in full.  Purchaser shall comply with the Confidentiality Agreement and the Access Agreement.

Section 3.3             Review Standards.  Purchaser shall at all times conduct its due diligence review, inspections and examinations of the Property in a manner so as to not cause liability, damage, lien, loss, cost or expense to Seller, Assignor or the Property and so as to not unreasonably interfere with or disturb any tenant at the Property, and Purchaser will indemnify, defend, and hold Seller, Assignor and the Property harmless from and against any such liability, damage, lien, loss, cost or expense (except to the extent arising from the mere discovery of existing conditions that are not exacerbated by Purchaser or its agents).  Prior to entry upon the Property, Purchaser shall provide Seller and Assignor with copies of certificates of insurance evidencing comprehensive general liability insurance policies (naming Seller and Assignor as additional insureds) which shall be maintained by Purchaser in connection with its investigations upon the Property, with limits, coverages and insurers under such policies reasonably satisfactory to Seller and Assignor.  Without limitation on the foregoing, in no event shall Purchaser:  (a) conduct any on-site activity, including any physical testing (environmental, structural or otherwise) at the Property (such as soil borings, water samplings or the like) without Seller’s and Assignor’s express written consent which consent, as to physical testing, may be given or withheld in Seller’s and Assignor’s sole discretion (and Purchaser shall in all events promptly return the Property to its prior condition and repair thereafter); (b) contact any consultant or other professional engaged by Seller or Assignor or any tenant of the Property (or its representatives) without Seller’s and Assignor’s express written consent (which, in the case of Assignor, shall not be unreasonably withheld); or (c) contact any governmental authority having jurisdiction over the Property without Seller’s and Assignor’s express written consent (which, in the case of Assignor, shall not be unreasonably withheld) other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials (except to the extent necessary to request records).  Consents of Assignor under clause (b) or clause (c) above may be given orally or by email by Anthony M. Myers (212-583-5225; myers@blackstone.com).  Seller and Assignor shall each have the right, at its option, to cause a representative of Seller or Assignor, as the case may be, to be present at all inspections, reviews and examinations conducted hereunder.  Purchaser shall schedule any entry (by it or its designees) onto the Property in advance with Seller and Assignor.  In the event of any termination hereunder, Purchaser shall return all documents and other materials furnished by Seller or Assignor hereunder and at Seller’s or Assignor’s written request, Purchaser shall promptly deliver to Seller and Assignor true, accurate and complete copies of any written reports relating to the Property prepared for or on behalf of Purchaser by any third party.  The provisions of this Section 3.3 shall survive any termination of this Agreement.

Section 3.4             Termination Right.  Before the date (the “Due Diligence Expiration Date”) the Due Diligence Period expires, Purchaser may in its sole discretion, for any reason or no reason, terminate this Agreement by written notice to Assignor and Seller (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement), and $100 of the Assignment Deposit shall be paid to Assignor as independent consideration for this Agreement, and the balance of the Assignment Deposit shall be delivered to Purchaser.  In the event that Purchaser shall fail to have delivered the Termination Notice to Assignor and Seller before the Due Diligence Expiration Date, Purchaser shall have no further right to terminate this Agreement pursuant to this Section 3.4.

ARTICLE IV– REPRESENTATIONS AND WARRANTIES; DISCLAIMER

Section 4.1             Representations and Warranties of Assignor.  Assignor hereby represents and warrants to Purchaser as follows:

4.1.1       Purchase Agreement.  [Intentionally Omitted]

4.1.2       Actions Previously Taken Under Purchase Agreement.  [Intentionally Omitted]

4.1.3       Due Authorization, Execution, Organization, Etc.  This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Assignor are and on the Assignment Closing Date will be duly authorized, executed and delivered by and are and will be binding upon the same.  Assignor is duly organized and validly existing under the laws of the state of its formation and Assignor is duly authorized and qualified to enter into and to do all things required of it under this Agreement.  To Assignor’s knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, any contract, agreement, lease, easement, right or interest, law or regulation to which Assignor is subject.

Section 4.2             Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Assignor as follows:  This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Purchaser are and on the Assignment Closing Date will be duly authorized, executed and delivered by and are and will be binding upon the same.  Purchaser is duly organized and validly existing under the laws of the state of its formation and Purchaser is duly authorized and qualified to enter into and to do all things required of it under this Agreement.  To Purchaser’s knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, breaches, invalidates, cancels, makes inoperative or interferes with, or results in the acceleration or maturity of, any contract, agreement, lease, easement, right or interest, law or regulation, to which Purchaser is subject.

Section 4.3             Survival.  The foregoing representations and warranties and all other obligations, provisions and liabilities under this Agreement or any certificate delivered in connection herewith (including any cause of action by reason of a breach thereof) shall survive until the date (the “Assignment Survival Expiration Date”) that is the earlier to occur of the last day of the Acquisition Survival Period and the date that is nine (9) months after the Assignment Closing Date (the period beginning on the date hereof and ending on the Assignment Survival Expiration Date being herein called the “Assignment Survival Period”), at which time such representations and warranties, covenants, obligations, provisions and liabilities (and any cause of action resulting from a breach thereof not then in litigation) shall terminate (other than the obligations of Assignor and Purchaser under Section 3.1.2., which shall survive for one (1) year).  Notwithstanding the foregoing, Assignor shall have no liability, and Purchaser shall make no claim against Assignor, for (and Purchaser shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Assignor under this Agreement or any document executed by Assignor in connection with this Agreement (including for this purpose any matter that would have constituted a breach of Assignor’s representations and warranties had they been made on the Assignment Closing Date) (a) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that is either (i) known to Purchaser as of the date of this Agreement or (ii) if not known to Assignor as of the date of this Agreement, is known to Purchaser on or prior to the expiration of the Due Diligence Period, and (b) if the failure or breach in question constitutes or results from a condition, state of facts or other matter that was known to Purchaser prior to the Assignment Closing and Purchaser proceeds with the Assignment Closing.

Section 4.4             Knowledge.

(1)           Definition.  When a statement is made under this Agreement to the “knowledge” of a party (or other similar phrase), it means that none of the Designated Representatives of such party has any actual knowledge (without further investigation) of any facts indicating that such statement is not true.  Each Designated Representative shall be deemed to have actual knowledge of any matter received by such Designated Representative in writing.  None of the Designated Individuals shall have any personal liability under this Agreement.

(2)           Designated Representatives.  The “Designated Representatives” are limited to the following individuals:

(a)            for Assignor:  Anthony M. Myers; and

(b)            for Purchaser:  Josh Taylor.

Section 4.5             DISCLAIMER; RELEASE.  AS AN ESSENTIAL INDUCEMENT TO ASSIGNOR TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE ASSIGNMENT AND DEPOSIT CONSIDERATION, PURCHASER ACKNOWLEDGES, THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED BY ASSIGNOR IN CONNECTION HEREWITH:

4.5.1        DISCLAIMER.

(1)           AS-IS; WHERE-IS.  AS SET FORTH IN THE PURCHASE AGREEMENT, THE SALE OF THE PROPERTY IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. ASSIGNOR HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE SELLER, PROPERTY OR ANY OTHER MATTER WHATSOEVER.

(2)           SOPHISTICATION OF PURCHASER.  PURCHASER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTY AND PURCHASER HAS HAD OR WILL HAVE ADEQUATE OPPORTUNITY TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS (INCLUDING ALL OF THE EXAMINATIONS, REVIEWS AND INVESTIGATIONS REFERRED TO IN ARTICLE III) RELATING TO THE ACQUISITION OF THE PROPERTY HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION OBTAINED BY IT AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ASSIGNOR (INCLUDING ANY INFORMATION DELIVERED BY SELLER UNDER SECTION 3.1.2).

(3)           DUE DILIGENCE MATERIALS.  ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY IS SOLELY FOR PURCHASER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES.  ASSIGNOR HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO (AND EXPRESSLY DISCLAIMS ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION.  ASSIGNOR SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTY NOR SHALL ASSIGNOR BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTY OR THE OPERATION THEREOF (INCLUDING ANY INFORMATION REQUIRED TO BE DELIVERED UNDER SECTION 3.1.2), FURNISHED BY ASSIGNOR, SELLER, ITS MANAGER, OR BY ANY REAL ESTATE BROKER, AGENT, REPRESENTATIVE, AFFILIATE, DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, SERVANT OR OTHER PERSON OR ENTITY ACTING ON BEHALF OF ASSIGNOR, SELLER OR ITS MANAGER (COLLECTIVELY, “ASSIGNOR RELATED PARTIES”).

4.5.2       RELEASE.  EFFECTIVE AS OF THE ASSIGNMENT CLOSING, PURCHASER HEREBY RELEASES ASSIGNOR AND ALL ASSIGNOR RELATED PARTIES FROM ALL CLAIMS WHICH ANY PURCHASER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER PURCHASER (A “PURCHASER RELATED PARTY”) HAS OR MAY HAVE AS OF THE ASSIGNMENT CLOSING ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH SELLER OR THE PROPERTY INCLUDING ANY INFORMATION RELATING TO THE PROPERTY, ANY INFORMATION DELIVERED UNDER SECTION 3.1.2, THE PROPERTY LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND PURCHASER SHALL NOT LOOK TO ANY ASSIGNOR RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF.  THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.  THE FOREGOING PROVISIONS OF THIS SECTION 4.5.2 SHALL NOT LIMIT, HOWEVER, THE OBLIGATIONS OF ANY ASSIGNOR RELATED PARTY UNDER THIS AGREEMENT OR THE DOCUMENTS EXECUTED IN CONNECTION HEREWITH.

4.5.3       SURVIVAL.  THIS SECTION 4.5 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE ASSIGNMENT CLOSING.

ARTICLE V- CONDITIONS

Section 5.1             Conditions to Assignment.  The obligation of Assignor to assign, and Purchaser to assume, the Purchase Agreement as contemplated by this Agreement are conditioned on the following conditions:

5.1.1        Purchase Agreement.

(1)           That Seller and Assignor shall have executed and delivered the Purchase Agreement at least three (3) business days prior to the Assignment Closing Date.

(2)           That each and all the conditions to the obligation of the “Buyer” to purchase the Property under the Purchase Agreement shall have been satisfied or waived, in all material respects, with the written consent (or any deemed consent or approval) of Assignor and Purchaser, on or before the Assignment Closing Date; provided, however, that Purchaser shall not have the benefit of the condition under Section 4.8 (“Merger”) under the Purchase Agreement.

5.1.2        Performance.  The due performance by the other party hereto in all material respects of each and every undertaking and agreement to be performed by such other party hereunder on the Assignment Closing Date (including the delivery of the items and funds specified in Article VI) and the truth of each representation and warranty in all material respects made by such other party in this Agreement at the time as of which the same is made and as of the Assignment Closing Date as if made on and as of the Assignment Closing Date.  Without limitation on the foregoing, there shall be no material exceptions noted in the “Assignment Closing Certificate” (as defined below) delivered by such other party.

Section 5.2             Merger Condition.  The obligation of Assignor to assign the Purchase Agreement to Purchaser as provided in this Agreement is conditioned on the closing of the Merger on or prior to the Assignment Closing Date.

Section 5.3             Waiver of Conditions.  Any party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such party (except that if a party proceeds to the Assignment Closing, notwithstanding the failure of a condition to its obligation to close, then such condition shall be deemed waived by the Assignment Closing).  Without limitation on the foregoing,  the condition in Section 4.8 of the Purchase Agreement and the condition in Section 5.2 above may be waived by Assignor only without the consent of Purchaser and any such waiver of Section 4.8 of the Purchase Agreement shall be binding on Purchaser.  Notwithstanding anything to the contrary herein, if neither party has delivered a notice of the failure of a condition to its obligation to proceed with the Assignment Closing (or notice of the exercise of any other termination right under this Agreement) prior to the later to occur of the moment the Assignment Closing Payment is received by Escrow Agent, or 11:00 a.m. Eastern Time one (1) business day prior to the Assignment Closing Date, then each party shall be deemed to have waived all conditions to its obligation to proceed with the Assignment Closing, and any right to terminate this Agreement, other than Assignor’s right to terminate under Section 5.2; provided, however, that if the Purchase Agreement terminates, then this Agreement shall automatically terminate and the provisions of Section 2.3 shall apply.

ARTICLE VI - ASSIGNMENT CLOSING

The closing of the transactions herein provided shall be consummated (the “Assignment Closing”) on the Assignment Closing Date.  Subject to Section 6.4, the “Assignment Closing Date” shall be the Acquisition Closing Date so that the Assignment Closing occurs simultaneously with the Acquisition Closing.

Section 6.1             Delivery to Escrow Agent.  Assignor and Purchaser shall deliver or cause to be delivered to Escrow Agent (as specified in the Assignment Closing Procedure Letter) the following items.

6.1.1        Items to be Delivered by Purchaser.

(1)           Funds.  By not later than 1:00 p.m. (Eastern Time) on the Assignment Closing Date, the Assignment Closing Payment plus the amounts required to be delivered under Section 2.4.3.

(2)           Documents.  At least three (3) business days before the Assignment Closing Date, (a) four (4) original counterparts of an assignment and assumption of the Purchase Agreement (the “Assignment”) in the form attached as Exhibit F, and (b) the documents required to be delivered under Section 2.4.3.

6.1.2        Items to be Delivered by Assignor.

(1)           Assignment and Purchase Agreement.  At least three (3) business days before the Assignment Closing Date, (a) four (4) original counterparts of the Assignment, and (b) a true, correct and complete copy of the Purchase Agreement without the Purchase Price redacted.

6.1.3        Items to be Delivered by Each Party.  At least three (3) business days before the Assignment Closing Date, each party shall deliver to the other a certificate (an “Assignment Closing Certificate”) in the form of Exhibit G, dated as of the Assignment Closing Date, representing that the representations and warranties of such party contained in this Agreement are true and correct without material exception as of the Assignment Closing Date as if made on and as of the Assignment Closing Date (or, specifying in reasonable detail such exceptions, if any, which then exist).

Section 6.2             Instructions to Escrow Agent.  The deliveries to be made under Section 6.1 above shall be made in accordance with and subject to the letter (the “Assignment Closing Procedure Letter”) from Assignor and Purchaser to Escrow Agent in the form of Exhibit H, which Assignor and Purchaser shall execute and deliver concurrently herewith.

Section 6.3             Costs.  Purchaser shall pay all closing costs required to be paid by “Buyer” under the Purchase Agreement.  Any escrow fees will be split 50/50 between Purchaser and Assignor, and each party shall bear any other costs incurred by it, including its own attorneys’ fees and due diligence costs.

Section 6.4             Property Transfer.  Notwithstanding anything to the contrary in this Agreement, (A) the Assignment Closing Date shall not be sooner than the later to occur of:  (1) a date, not later than October 27, 2006, specified by written notice from Assignor to Purchaser given not later than five (5) business days prior to the Acquisition Closing Date (and if no such notice is given by October 20, 2006, the date under this clause (1) shall be deemed to be October 27, 2006), or (2) Purchaser’s Designated Closing Date, and (B) if the Assignment Closing Date is later than the Acquisition Closing Date, then the following provisions shall apply:

6.4.1        Upon and subject to the terms and conditions of the Purchase Agreement (as the same may be modified in accordance with Section 2.4.1 of this Agreement), Assignor shall close the purchase under the Purchase Agreement directly (and Section 2.4.3 of this Agreement shall no longer apply).

6.4.2        Concurrently with the assignment of the Purchase Agreement on the Assignment Closing Date, Assignor shall sell and Purchaser shall buy (in addition to the assignment of the Purchase Agreement under this Agreement) the interest in the Property acquired by Assignor under the Purchase Agreement upon and subject to the terms and conditions of the Purchase Agreement (as the same may be modified in accordance with Section 2.4.1 of this Agreement), as though the “Closing Date” under the Purchase Agreement were the Assignment Closing Date, but with no other dates (including the expiration of the Due Diligence Period) extended (except in accordance with Section 2.4.1 of this Agreement), and the “Seller” and the “Buyer” under the Purchase Agreement were the Assignor and the Purchaser, respectively, mutatis mutandis except that:

(1)           Assignor shall have no liability for the representations and warranties of Seller under the Purchase Agreement, or the covenants of Seller under the Purchase Agreement prior to the Acquisition Closing, Purchaser’s recourse for the same being limited to its rights to pursue Seller under the Purchase Agreement;

(2)           Purchaser shall not be permitted to assign its rights or obligations under the Purchase Agreement except concurrently with an assignment of this Agreement permitted hereunder to the same assignee;

(3)           Purchaser shall not be assigned Assignor’s interest in the Escrow Deposit and, in order to avoid double payment of the Escrow Deposit by Purchaser to Assignor, the portion of the Assignment and Deposit Consideration equal to the Escrow Deposit shall be credited against the Purchase Price under the Purchase Agreement; and

(4)           Without limitation on Assignor’s other rights and remedies, to the extent Assignor does not receive from escrow (in time to invest the same day) the amounts due it under this Agreement on the Assignment Closing Date as a result of Purchaser’s failure to timely deliver the funds required of it, any amounts to be prorated under the Purchase Agreement shall be calculated as of the day after the Assignment Closing Date.

6.4.3        The parties acknowledge that the condition under Section 4.9 (“Waiver of ROFO”) of the Purchase Agreement is not a one-time condition, and that such condition will also apply to a transfer of the Property under this Section 6.4.  Accordingly, it shall be a condition to the transfer of the Property under this Section 6.4 that Assignor and Purchaser receive evidence reasonably satisfactory to Assignor and Purchaser that Bank of America, N.A. (“Tenant”) has waived (either through a writing or by its failure to timely respond) its right of first offer (i.e., its right to purchase the Property pursuant to the Office Lease for Bank of America Plaza, Charlotte, North Carolina, dated December 21, 2005, between Trizec Holdings, LLC and Tenant [the “BofA Lease”])(the “ROFO”) with respect to the transfer of the Property contemplated by this Section 6.4.  If such condition has not been satisfied by the Assignment Closing Date, the Assignment Closing Date shall be extended until the date that is five business days after the earlier of (a) Assignor’s delivery to Purchaser of Tenant’s written waiver of the ROFO with respect to the purchase contemplated by this Agreement, and (b) the date on which the ROFO with respect to the purchase contemplated by this Agreement is waived by Tenant as a result of its failure to timely respond under the terms of the BofA Lease; provided that in no event shall the Assignment Closing Date occur later than November 3, 2006.

6.4.4        Assignor and Purchaser shall modify the Closing Procedure Letter accordingly.

ARTICLE VII - MISCELLANEOUS

Section 7.1             Brokers.

7.1.1        Generally.  Except as provided in subsection 7.1.2 below, Assignor represents and warrants to Purchaser, and Purchaser represents and warrants to Assignor, that no broker or finder has been engaged by it (or any of its affiliates), respectively, in connection with any of the transactions contemplated by this Agreement.  In the event of a claim for broker’s or finder’s fee or commissions in connection herewith, then Assignor shall indemnify and defend Purchaser from the same if it shall be based upon any statement or agreement alleged to have been made by Assignor or its affiliates, and Purchaser shall indemnify and defend Assignor from the same if it shall be based upon any statement or agreement alleged to have been made by Purchaser or its affiliates.

7.1.2        Broker.  Assignor is obligated to pay (or is obligated to reimburse Seller for payment to) Eastdil Secured (the “Broker”) a brokerage commission (payable only if the Acquisition Closing occurs).  Broker is not a third party beneficiary of this Agreement and shall have no rights by reason of this Agreement.

Section 7.2             Limitation of Liability.

7.2.1        Notwithstanding anything to the contrary contained herein, if the Assignment Closing shall have occurred:  (1) Assignor shall have no liability to Purchaser (and Purchaser shall make no claim against Assignor) for a breach of any representation or warranty or any other obligation of Assignor, or for indemnification, under or in connection with this Agreement or the documents executed by Assignor in connection with this Agreement, unless (a) the valid claims for all such breaches and indemnifications collectively aggregate to more than $100,000, and (b) the liability of Assignor under or in connection with this Agreement and such documents does not exceed, in the aggregate, an amount (the “Maximum Liability Amount”) equal to 2% of the Assignment Consideration (it being understood that, notwithstanding anything to the contrary in this Agreement or any other document, Assignor’s liability under or in connection with this Agreement and the documents executed by Assignor in connection herewith shall in no event exceed, in the aggregate, the Maximum Liability Amount); and (2) in no event shall Assignor be liable for any consequential or punitive damages.

7.2.2        The foregoing shall be in addition to, and not in limitation of, any further limitation of liability that might otherwise apply (whether by reason of Purchaser’s waiver, relinquishment or release of any applicable rights or otherwise).

Section 7.3             Matters of Construction.

7.3.1        Entire Agreement.  This Agreement, together with the Confidentiality Agreement and that certain agreement captioned “Access Agreement”, dated September 1, 2006 between Seller and Purchaser (the “Access Agreement”) pertaining to, among other things, Purchaser’s access to the Property, contain the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters.

7.3.2        Captions.  Article, Section and Exhibit headings shall not be used in construing this Agreement.

7.3.3        Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State in which the Property is located (without regard to conflicts of law).

7.3.4        Incorporation of Exhibits.  All exhibits attached and referred to in this Agreement are hereby incorporated herein as fully set forth in this Agreement.

7.3.5        Non-Business Days.  Whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day (i.e., Saturday, Sunday or a holiday recognized by the U.S. federal government or the State of New York or the state in which the Property is located) then such period or date shall be extended until the immediately following business day.

7.3.6        Severability.  If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

7.3.7        No Third Party Beneficiaries.  Except as otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights or remedies upon any person (including Seller), other than the parties hereto and, subject to the restrictions on assignment herein contained, their respective successors and assigns.

7.3.8        Certain Terminology.

(1)           Whenever the words “including”, “include” or “includes” are used in this Agreement, they should be interpreted in a non-exclusive manner as though the words “, without limitation,” immediately followed the same.

(2)           Except as otherwise indicated, all Article, Section and Exhibit references in this Agreement shall be deemed to refer to the Sections and Articles in, and the Exhibits to, this Agreement.

(3)           As used herein:  “commercially reasonable efforts” shall not include any obligation to institute legal proceedings, incur any material cost or liability or to expend any monies; and “good faith” means “honesty in fact” as such phrase is used in the Uniform Commercial Code, as adopted in the State in which the Property is located, as of the date of this Agreement.

Section 7.4             Legal Costs.  In the event any action be instituted by a party to enforce this Agreement, the prevailing party in such action  (as determined by the court, agency or other authority before which such suit or proceeding is commenced), shall be entitled to such reasonable attorneys’ fees, costs and expenses as may be fixed by the decision maker.  The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation incurred in (1) appellate proceedings; (2) in any post-judgment proceedings to collect or enforce the judgment; (3) establishing the right to indemnification; and (4) any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.  This provision is separate and several and shall survive the termination of this Agreement.

Section 7.5             Successors and Assigns.  Except for an assignment to an Affiliate of Purchaser (including, without limitation, Behringer Harvard REIT I, Inc., a Maryland corporation, or any entity directly or indirectly owned by Behringer Harvard REIT I, Inc., a Maryland corporation) approved by Seller (if Seller’s approval to an assignment of the Purchase Agreement to such assignee is required under the Purchase Agreement), Purchaser may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Assignor.  In the case of any transfer of this Agreement permitted hereunder, the transferee shall (before, and as a condition to, such transfer) assume in writing all of the transferor’s obligations hereunder pursuant to an assignment in form reasonably satisfactory to Seller and Assignor, but such transferor shall not be released from its obligations hereunder.  No consent given to any such transfer or assignment shall be construed as a consent to any other transfer or assignment.  No transfer or assignment in violation of the provisions hereof shall be valid or enforceable.  Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.

Section 7.6             Notices.  Any notice which a party is required or may desire to give the other party shall be in writing and may be delivered (1) personally, (2) by United States registered or certified mail, postage prepaid, (3) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (4) by facsimile, provided that such telecopy shall be immediately followed by delivery of such notice pursuant to clause (1), (2) or (3) above.  Any such notice to a party shall be addressed at the respective address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

TO ASSIGNOR:

c/o Blackstone Real Estate Advisors
345 Park Avenue
New York, New York 10154
Attention:	Mr. Gary M. Sumers
Telecopier:	(212) 583-5726
Telephone:	(212) 583-5813

With Copy To:

Pircher, Nichols & Meeks
1925 Century Park East, Suite 1700
Los Angeles, California 90067
Attention:	Real Estate Notices: JLB/SAC
Telecopier:	(310) 201-8922
Telephone:	(310) 201-8900

TO PURCHASER:

Harvard Property Trust, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001
Attention:	Mr. Jon Dooley
Telecopier:	(214) 655-1610
Telephone:	(214) 655-1600

With Copy To:

Powell & Coleman, L.L.P.
8080 N. Central Expressway, Suite 1380
Dallas, Texas 75206
Attention:	Patrick Arnold
Telecopier:	(214) 373-8768
Telephone:	(214) 890-7108

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused) as evidenced by confirmed answerback if by facsimile (provided that if any notice or other communication to be delivered by facsimile cannot be transmitted because of a problem affecting the receiving party’s facsimile machine, the deadline for receiving such notice or other communication shall be extended through the next business day), as shown by the addressee’s return receipt if by certified mail, and as confirmed by the courier service if by courier; provided, however, that if such actual delivery occurs after 5:00 p.m. (local time where received) or on a non-business day, then such notice or demand so made shall be deemed effective on the first business day after the day of actual delivery.  Except as provided in Section 3.3, no communications via electronic mail shall be effective to give any notice, request, direction, demand, consent, waiver, approval or other communications hereunder.

Section 7.7             Press Releases.  Any press release issued with respect to the transactions contemplated by this Agreement shall be subject to the prior approval of Purchaser and Assignor.  Notwithstanding the foregoing, however, Assignor and Purchaser agree that either party shall be permitted to issue a press release after the Assignment Closing announcing the sale and acquisition of the Property without prior written approval of the other party, so long as the other party (or any of its Affiliates) is not identified in such release and the release does not disclose the economic terms of this Agreement or the Purchase Agreement.

Section 7.8             Anti-Money Laundering and Anti-Terrorism.  Each of Assignor and Purchaser hereby represents and warrants to the other as follows:

7.8.1        Neither it nor, to its knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

7.8.2        Neither it nor, to its knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

7.8.3        Neither it nor, to its knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

7.8.4        It understands and acknowledges that the other may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by the other, for the purpose of:  (A) carrying out due diligence as may be required by applicable law to establish its identity and source of funds; (B) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (C) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to the other.

7.8.5        Neither it, nor any person controlling or controlled by it, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code,

Section 1956(c)(7)).  “Government List” means any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

Section 7.9             Time of the Essence.  Subject to Section 7.3.5, time is of the essence of this Agreement.  Without limitation on the foregoing, Purchaser acknowledges that the transaction contemplated in this Agreement may close on the same day as the Merger and that the timely delivery of the funds and documents pursuant to Section 6.1 is critical for Assignor so that affiliates of Assignor can satisfy their obligations in connection with the Merger Agreement and so that Assignor can, if necessary, close the transaction contemplated in the Purchase Agreement.

Section 7.10           Further Instruments.  Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any material respect the costs to, or liability or obligations of, a party hereto in a manner not otherwise provided for herein).

Section 7.11           Counterparts.  This Agreement may be executed in any number of counterparts, provided each of the parties executes at least one counterpart; each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 7.12           Transmittal.  Signatures to this Agreement transmitted by telecopy or e-mail of a .pdf file shall be valid and effective to bind the party so signing.  Each party agrees to promptly deliver an executed original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or e-mailed signature and shall accept the telecopied or e-mailed signature of the other party to this Agreement.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PURCHASER:

HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Name:	Gerald J. Reihsen, III
Title:	EVP – Corporate Development & Legal

ASSIGNOR:

BRE/TZ ACQUISITIONS L.L.C.,
a Delaware limited liability company

By:	/s/ Anthony Myers
Name:	Anthony Myers
Title:	Managing Director and Vice President